Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2014 third quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Clearly the record sales performance which has been building over the past few quarters, stands out as the key performance metric of the quarter.

More on sales and other news after Kevin shares his review of our third quarter financial performance.

Kevin

Thank you, Mike.

Net new sales of $8.1 million were added in the third quarter of 2014, including $600,000 for Customer Connect. Total contract value at the end of the third quarter was $103.2 million, which includes $2.0 million of total contract value for Customer Connect.

Revenue for the third quarter 2014 was $23.7 million, an increase of 6% over the third quarter of 2013. Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from increasing contract value in our existing client base. Third quarter 2014 results include $195,000 of revenue from Customer Connect.

Consolidated operating income for the third quarter of 2014, which included $376,000 in operating losses from Customer Connect, was $7.2 million or 30% of revenue, compared to $6.0 million or 27% of revenue for the same period last year. Operating income for the third quarter 2014 without the Customer Connect losses was $7.5 million, which represents a 32% operating income margin.

Total operating expenses for the third quarter increased from $16.4 million in 2013 to $16.5 million in 2014.

Direct expenses increased to $9.8 million for the third quarter 2014, compared to $9.5 million for the same period in 2013. Direct expenses as a percent of revenue were 41% for the third quarter of 2014 compared to 42% of revenue in 2013. Direct expenses are expected to average 42% of revenue for the full year in 2014.

Selling, general and administrative expenses decreased to $5.8 million, or 25% of revenue, for the third quarter 2014, compared to $6.0 million or 27% of revenue for the same period in 2013. SG&A expense for the third quarter of 2014 without Customer Connect was $5.4 million or 23% of revenue.

Including the incremental expenses that are projected to be incurred for Customer Connect resources and investments in strategic technologies, consolidated SG&A expense is expected to average 26% of revenue for the full year of 2014.

Depreciation and amortization expense for the third quarter 2014 was $948,000, compared to $907,000 for the third quarter of 2013. Depreciation and amortization expense was 4% of revenue for the third quarter 2014 and is expected to also be 4% of revenue for the full year in 2014.

The provision for income taxes totaled $2.6 million for the third quarter 2014, compared to $2.1 million for the same period in 2013. The effective tax rate was 36% for the third quarter of 2014 compared to 35.9% for the third quarter of 2013. The effective tax rate is expected to average in the 35% to 35.5% range for the full year in 2014.

Net income for the third quarter 2014 increased by 19% to $4.6 million, compared to $3.8 million in 2013. Net income margin for the third quarter increased to 19%, compared to 17% in 2013. For the third quarter of 2014, combined non-GAAP diluted earnings per share were $0.19, compared to $0.15 for the third quarter of 2013.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As was also the case last quarter, new sales performance is strong. Demand is being driven by healthcare organizations placing increased value on the voice of the customer. Whether it’s the need for feedback regarding the service experience or preferences of brands, both align perfectly with our product portfolio.

In addition to growth in our experience and brand measurement offerings, as healthcare leaders face change, our governance offering is witnessing strong attendance at its leadership conferences.

Change is also at hand for the healthcare customer, not just healthcare leaders.

Far greater costs have shifted onto the backs of the customer at a time when access to provider performance is becoming more available. The ability to make value-based decisions is clearly changing the way consumers make decisions. The most sought after information is the performance of individual physicians. To be most valuable, performance information needs to be sorted and filtered based on the person’s health needs, behaviors and preferences and, knowing the consumer as we do, NRC is in the best position to do so.

We believe NRC has interesting rights to this space and are moving to leverage that position. The most recent move was made in October with an asset purchase that creates a Center of Excellence in Atlanta, Georgia, which is responsible for developing novel solutions to enhance consumer decision-making in the selection of healthcare providers.

Customer service drives locality and to that end, another recent move is a seed investment which creates an option for a later acquisition of a partner company that has developed a talent-matching solution to accelerate the formation of high-performing care teams as measured by the patient experience.

In closing, while we will not set sales records every quarter, forward momentum across our current offerings is clear. This, combined with new-to-world solutions for healthcare leaders and the customer, will continue to drive top-line growth which will outpace 2014.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

7